UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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StarTek, Inc.
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Business Process Outsourcing

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS — MAY 10, 2017

PROXY STATEMENT

StarTek, Inc.
8200 East Maplewood Ave., Suite 100
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2017

To the Stockholders of StarTek, Inc.:

The 2017 Annual Meeting of Stockholders of StarTek, Inc. (“STARTEK”), a Delaware corporation, will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 10, 2017, at 8:00 a.m. local time, for the following purposes:

1.	To elect six directors to hold office for a term of one year until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2017.

3.    To hold a non-binding advisory vote to approve the compensation of our named executive officers.

4.	To consider a non-binding “say on frequency” vote regarding the frequency of the vote on the compensation of our named executive officers.

5.    To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 13, 2017 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer

March 29, 2017

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.  This will ensure the presence of a quorum at the meeting.  Promptly voting your shares will save us the expense and extra work of additional solicitation.  Please vote your shares, as instructed in the proxy materials, as promptly as possible.  Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

STARTEK, INC.

PROXY STATEMENT

STARTEK, INC.
8200 EAST MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, COLORADO 80111
(303) 262-4500

2017 ANNUAL MEETING OF STOCKHOLDERS
May 10, 2017

This Proxy Statement, or a Notice of Internet Availability of Proxy Materials, was first mailed to our stockholders on or about March 29, 2017. It is furnished in connection with the solicitation of proxies by the Board of Directors of StarTek, Inc., a Delaware corporation, to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 10, 2017, at 8:00 a.m. local time.

OUTSTANDING STOCK AND VOTING RIGHTS

The only outstanding securities entitled to vote at the Annual Meeting are shares of our common stock, $0.01 par value. Stockholders of record at the close of business on March 13, 2017 will be entitled to vote at the Annual Meeting on the basis of one vote for each share held. On March 13, 2017, there were 15,815,570 shares of common stock outstanding.

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy material on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Proxies will be voted according to the instructions received either on the proxy card or online via the Internet or telephone.  In the absence of specific instructions, proxies will be voted (i) FOR each of the nominees in proposal 1, (ii) FOR proposals 2, and 3, and one year for proposal 4 and (iii) in the discretion of the proxy holders on any other matter which properly comes before the Annual Meeting.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting.  A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.  We will pay the cost of solicitation of proxies.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of common stock as of the record date.  Abstentions and broker non-votes (i.e., when a broker does not have or exercise authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied.  Each stockholder is entitled to cast one vote per share on each matter.

The election of the directors requires a majority (i.e., greater than 50%) of the votes cast in person or by proxy at the Annual Meeting.  If a nominee for director who is an incumbent director is not elected and no successor has been elected at the annual stockholder’s meeting, the director shall promptly tender his or her resignation to the Board of Directors.  The Nominating and Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors whether to accept or reject the resignation.  If accepted, the Board of Directors, at its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Bylaws.  If the election of directors is contested, whereby the number of nominees for election exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast.  We do not expect the election of directors at the Annual Meeting to be contested and therefore directors will be elected by a majority of the votes cast.  Cumulative voting is not permitted in the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, whether in person or by proxy, is required to ratify the appointment of our independent registered public accounting firm.  The proposals to approve our executive compensation and the frequency of the vote on our executive compensation are advisory and not binding on us.  However, we will consider our stockholders to have approved our executive compensation if the number of votes for this proposal exceeds the number of votes against this proposal. We will consider our shareholders to recommend the frequency of the vote on our executive compensation which receives the highest number of votes cast.

For purposes of the proposals to ratify the appointment of our independent registered public accounting firm and any other matters properly brought before the Annual Meeting, abstentions will have the effect of a vote against the matter. For purposes of the election of directors, the non-binding approval of our executive compensation and the frequency of the vote on executive compensation, abstentions will not affect the vote taken. Broker non-votes will not be considered present and do not affect the vote taken on any matter. Because brokers may not vote uninstructed shares on behalf of their customers for “non-routine” matters, which include the election of directors and approval of our executive compensation, it is critical that stockholders vote their shares.

The Board of Directors has selected Ed Zschau and Chad A. Carlson, and each of them, to act as proxies with full power of substitution.  Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by our officers and other management employees, none of whom will receive any additional compensation for their soliciting activities.  The total expense of any solicitation will be borne by us and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Unless otherwise noted in this definitive proxy statement, any description of “us,” “we,” “our,” “STARTEK,” etc. refers to StarTek, Inc. and our subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The table below presents information as of March 13, 2017, regarding the beneficial ownership of shares of our common stock by:

•	Each of our directors and the executive officers named in the Summary Compensation Table;

•	Each person we know to have beneficially owned more than five percent of our common stock as of that date; and

•	All of our current executive officers and directors as a group.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number of Shares (1)	Percentage of Class
A. Emmet Stephenson, Jr. (2)(3)	2,914,382	18.4%
Heartland Advisors, Inc. (4)	1,442,400	9.1%
Privet Fund Management LLC (5)	1,471,055	9.3%
Engine Capital Management, LLC (7)	1,064,872	6.7%
Dimensional Fund Advisors LP (6)	924,504	5.8%
T. Rowe Price Associates (8)	1,305,794	8.3%
Directors:
Arnaud Ajdler (2)(9)	1,099,825	6.9%
Jack D. Plating (2)(10)	155,099	1.0%
Benjamin L. Rosenzweig (2)(11)	214,292	1.3%
Robert Sheft (2)(12)	238,151	1.5%
Ed Zschau (2)(13)	241,815	1.5%
Named Executive Officers:
Chad A. Carlson (2)(14)	728,081	4.4%
Donald Norsworthy (2)	18,000	*
Rod A. Leach (2)(15)	209,711	1.3%
Peter F. Martino (2)(16)	123,185	*
Jaymes D. Kirksey (2)(17)	86,456	*

All Current Directors and Executive Officers as a group (11 persons) (18)	3,114,615	17.8%

*                 Less than one percent.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 13, 2017.  Included in this table are all shares of restricted stock (vested and unvested) and deferred stock units (vested and unvested) as of March 13, 2017.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) The address of such person is c/o StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111.

(3) This disclosure is based on information provided to us in a questionnaire. Mr. Stephenson has entered into an investor rights agreement with us, which is more fully described on page 29 of this definitive proxy statement.

(4) This disclosure is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 2, 2017.  The address of this stockholder is 789 North Water Street, Milwaukee, Wisconsin 53202.  These securities are owned by various individual and institutional investors, including Heartland Value Fund, a series of the Heartland Group, Inc. (which owns 1,442,400 shares, representing 9.1% of the shares outstanding), for which Heartland Advisors, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Heartland Advisors, Inc. and William J. Nasgovitz are deemed to be beneficial owners of such securities; however, Mr. Nasgovitz expressly disclaims that he is, in fact, the beneficial owner of such securities.  Heartland Advisors, Inc. reports shared voting power with respect to 1,442,400 shares and shared dispositive power with respect to 1,442,400 shares.

(5) This disclosure is based on a Schedule 13D/A filed with the SEC by Privet Fund LP on May 15, 2015.  The address of this stockholder is 79 West Paces Ferry Road, Suite 200B, Atlanta, Georgia 30305.  These securities are owned by various individual and institutional investors, including Privet Fund Management LLC (which owns 1,471,055 shares, representing 9.3% of the shares outstanding).  Privet Fund Management LLC reports shared voting power with respect to 1,471,055 shares and shared dispositive power with respect to 1,471,055 shares.

(6) This disclosure is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2017.  The address of this stockholder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.  For purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors, LP expressly disclaims that it is, in fact, the beneficial owner of such securities.  Dimensional Fund Advisors LP reports sole voting power with respect to 902,428 shares and sole dispositive power with respect to 924,504 shares.

(7) This disclosure is based on a Schedule 13D/A filed with the SEC by Engine Capital, L.P. on March 20, 2015.  The address of this stockholder is 1370 Broadway, 5th Floor, New York, New York 10018.  These securities are owned by various individual and institutional investors, including Engine Capital, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Capital Management, LLC, Engine Investments, LLC and Arnaud Ajdler. Engine Capital Management LLC is the investment manager of Engine Capital, Engine Jet Capital and P Engine. Mr. Ajdler serves as the managing member of Engine Management and Engine Investments. Engine Capital, L.P. beneficially owns 628,863 shares, representing 4.0% of the shares outstanding. Engine Jet Capital, L.P. beneficially owns 155,562 shares, representing 1.0% of the shares outstanding. P Engine Ltd. beneficially owns 280,447 shares, representing 1.8% of the shares outstanding. Engine Investments, LLC beneficially owns 784,425 shares, representing 5.0% of the shares outstanding. Engine Capital Management, LLC and Arnaud Ajdler each beneficially own all 1,064,872 shares. Each of the reporting persons expressly disclaims beneficial ownership of the shares directly owned by the other reporting persons except to the extent of his or its pecuniary interest therein.

(8) This disclosure is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. on February 7, 2017.  The address of this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.  T. Rowe Price Associates, Inc. reports sole voting power with respect to 162,924 shares and sole dispositive power with respect to 1,305,794 shares. T. Rowe Price Small-Cap Value Fund, Inc. reports sole voting power with respect to 1,128,170 shares, representing 7.1% of the shares outstanding.

(9) Includes 34.953 shares of common stock underlying deferred stock units that will settle when the director’s service on the Board of Directors terminates. Mr. Ajdler expressly disclaims beneficial ownership of the shares directly owned by the other Engine Capital entities except to the extent of his pecuniary interest therein.

(10) Includes 124,102 shares of common stock underlying vested stock options.

(11) Includes 196,054 shares of common stock underlying vested stock options and 2,610 shares of common stock underlying deferred stock units that will settle when the director's service on the Board of Directors terminates.

(12) Includes 199,743 shares of common stock underlying vested stock options.

(13) Includes 13,368 share owned by the Zschau Living Trust and 214,743 shares of common stock underlying vested stock options.

(14) Includes 586,457 shares of common stock underlying vested stock options.

(15) Includes 179,711 shares of common stock underlying vested stock options.

(16) Includes 85,000 shares of common stock underlying vested stock options

(17) Includes 66,456 shares of common stock underlying vested stock options

(18) Includes an aggregate of 1,689,829 shares of common stock underlying vested stock options and deferred stock units.

Except as set forth in the table presented previously, we know of no other person that beneficially owns five percent or more of our outstanding common stock.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors must consist of at least one but no more than nine directors.  Each director serves a one-year term (and until his or her successor is elected and qualified).  At the Annual Meeting, our stockholders will elect six directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has nominated existing directors Mr. Arnaud Ajdler, Mr. Chad A. Carlson, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig, Mr. Robert Sheft and Dr. Ed Zschau for re-election to serve as directors until their terms expire in 2018.  The names of the nominees, their principal occupations, the years in which they became directors and certain other biographical information is set forth below.  In the event any nominee declines or is unable to serve, proxies will be voted in the discretion of the proxy holders.  We have no reason to anticipate that this will occur.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the Board of Directors considered the information in the individual biographies set forth below as well as the record of service to STARTEK of each director nominated for re-election.

Biographical information and qualifications regarding the Board of Director nominees seeking election is as follows:

Arnaud Ajdler Director since 2015 Age 41 Member of the Compensation Committee Member of the Governance and Nominating Committee
Mr. Ajdler is currently Managing Partner of Engine Capital LP, a value-oriented special situations fund. Prior to founding Engine Capital in February 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners II, L.P., an investment management firm, from December 2005 to February 2013. Mr. Ajdler serves as a director of Destination Maternity Corporation (NASDAQ: DEST) and Stewart Information Services Corporation (NYSE: STC). He also served as a director of Imvescor Restaurant Group (TSCX: IRG) from July 2013 until March 2016, as a director of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, as a director of O’Charley’s Inc. from March 2008 until the company was acquired in April 2012 and as a director of The Topps Company, Inc. from August 2006 until the company was acquired in October 2007. From June 2004 until June 2006, Mr. Ajdler served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE-listed company. Mr. Ajdler is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Mr. Ajdler received a B.S. in Engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an MBA from the Harvard Business School.

The Board of Directors believes that Mr. Ajdler’s experience as a managing director of an investment firm that has investments in a broad range of industries, as well as his experience gained from service on the boards of directors of several companies, enables him to provide valuable expertise to the Board.

Chad A. Carlson Director since 2011 Age 51
Mr. Carlson has served as our President and Chief Executive Officer since June 2011, prior to which he served as our Executive Vice President and Chief Operating Officer from June 2010 to June 2011. Previously, Mr. Carlson served as Executive Vice President of Global Operations at Sitel, a global business process outsourcing company.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel, and from 2003 to 2007, he served in the same role for ClientLogic, a global business process outsourcing company, prior to its acquisition of Sitel.  Mr. Carlson has over twenty years of experience in the business process outsourcing industry, serving in a variety of roles. Mr. Carlson received his B.S. in Business Logistics from Pennsylvania State University.

The Board of Directors believes that Mr. Carlson’s strong business background as an operational leader in the business process outsourcing industry is valuable to his service on the Board. The Board also considered his strong leadership and team building skills demonstrated during his tenure as Chief Executive Officer of our Company.

Jack D. Plating Director since 2011 Age 64 Chairman of the Compensation Committee Member of the Audit Committee Member of the Governance and Nominating Committee
Mr. Plating served as Executive Vice President and Chief Operating Officer (COO) of Verizon Wireless (NYSE:  VZ), a leading wireless service provider, from 2007 through 2009.  Mr. Plating oversaw Verizon Wireless’ nationwide sales and customer service operations, product development and marketing.  Prior to serving as the Executive Vice President and COO of Verizon Wireless, Mr. Plating served as the President of Verizon Wireless’ South Area from 2000 through 2007.  From 1989 to 2000, Mr. Plating held several executive management positions with Bell Atlantic Mobile, one of Verizon Wireless’ predecessor companies, including as the company’s Executive Vice President and COO.  Prior to Bell Atlantic Mobile, Mr. Plating held various other management positions within the telecommunications industry, including with Digital Pagin Systems, A+ Communications, Metro Mobile CTS and Motorola Communications and Electronics. Mr. Plating served as a director of Zipit Wireless (privately held) in Greenville, South Carolina from 2011 to 2013. Mr. Plating holds a B.S. in Business Administration and Marketing from the University of Arkansas.

The Board of Directors believes that Mr. Plating’s experience in the telecommunications industry and his experience overseeing customer service operations brings valuable experience to the Board and assists the Company with its global growth and operational improvement initiatives.  The Board also believes Mr. Plating’s extensive leadership experience in senior management positions brings valuable expertise to the Board.

Benjamin L. Rosenzweig Director since 2011 Age 32 Chairman of the Audit Committee Member of the Governance and Nominating Committee
Mr. Rosenzweig is currently a Partner at Privet Fund Management LLC, an investment management firm. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal from June 2007 until May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations. Mr. Rosenzweig graduated Magna Cum Laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics. Mr. Rosenzweig is currently a director of PFSweb, Inc. (NASDAQ: PFSW) and Hardinge, Inc. (NASDAQ: HDNG) and formerly served on the Board of Directors of RELM Wireless Corporation (NYSE MKT: RWC) from September 2013 to September 2015.

The Board of Directors believes that Mr. Rosenzweig’s experience, background and financial expertise, including extensive involvement with capital markets transactions and turnaround situations, allows Mr. Rosenzweig to bring valuable expertise to the Board.

Robert Sheft Director since 2011 Age 56 Chairman of the Governance and Nominating Committee Member of the Compensation Committee
Mr. Sheft is currently the Executive Chairman of The Home Service Store, Inc., an innovative home improvement company offering shop-at-home services for a broad offering of home improvement products on behalf of retailers nationwide, a position he has held since August 2012. Mr. Sheft also currently serves as a Managing Director at Roark Capital Group, a private equity firm based in Atlanta, which he joined in August 2012. Mr. Sheft was the Founder, President and Chief Executive Officer of Simply Floored LLC, an innovative home improvement company offering shop-at-home services for flooring and insulation, until August 2012. Prior to starting Simply Floored in 2004, Mr. Sheft was the Founder, President and Chief Executive Officer of RMA Home Services, Inc. (RMA), from 1997 until its acquisition by The Home Depot in December 2003. Mr. Sheft built RMA into one of the largest providers of installed siding and window services in the country, with revenues of more than $200 million, customers in more than 1,000 Home Depot stores nationwide, and 1,200 associates operating out of 22 branch offices and a support center in Atlanta. Prior to founding RMA, Mr. Sheft served for five years as a Managing Director of Merchant Banking at First Southwest. He began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom LLP. From 2006 until 2008, Mr. Sheft served on the board of Marathon Acquisition Corp., a special purpose acquisition company. He is a trustee of Pace Academy in Atlanta where he also chairs the Governance Committee. Mr. Sheft graduated Magna Cum Laude with a Bachelor of Science in Finance from the University of Pennsylvania’s Wharton School and as a James Kent Scholar from the Columbia University School of Law.

The Board of Directors believes that Mr. Sheft’s experience, background and financial expertise, including extensive experience founding, developing and managing companies, allows Mr. Sheft to bring valuable expertise to the Board. In particular, his mergers and acquisitions and legal experience provide the Board with sound advice regarding business development and strategic growth opportunities and corporate governance matters.

Dr. Ed Zschau Director since 1997 Age 77 Chairman of the Board Member of the Audit Committee Member of the Governance and Nominating Committee
Dr. Zschau retired as Visiting Lecturer with rank of Professor in the Department of Electrical Engineering at Princeton University in June 2013, a position he held since 2000. However, he continues to serve as a Senior Research Specialist at Princeton and will also serve as a Lecturer in Engineering at the California Institute of Technology beginning April 2017. Additionally, he has served as a Lecturer in Engineering at the University of Nevada, Reno from September, 2015 to the present. Prior to joining the Princeton faculty, he was a Professor of Management at Harvard Business School from September 1997 to August 2000. From April 1993 to July 1995, Dr. Zschau was General Manager, IBM Corporation Storage Systems Division. Earlier in his career, he was Founder and CEO of System Industries, Inc. which became a public company in 1980. From 1999 to 2007, Dr. Zschau was a director of the Reader’s Digest Association, Inc., a publicly traded company at the time, and he chaired its Finance Committee. Dr. Zschau is a graduate of Princeton University and received his M.B.A., M.S., and Ph.D. degrees from Stanford University.

The Board of Directors believes that Dr. Zschau’s experience in building a technology company, leading a major division of a large multinational corporation, and teaching in the areas of business and technology at world-class universities brings valuable insight to all significant aspects of our business and to leading our Board of Directors as our Chairman. The Board also considers Dr. Zschau to be a financial expert because of his experience as a public company CEO, an IBM division General Manager, and as a professor at Harvard Business School teaching courses in managerial economics and entrepreneurial finance. With twenty years on our Board, Dr. Zschau is our longest serving director and has developed a deep knowledge of our business. His long history with our Company, combined with his leadership skills and operating experience, makes him particularly well suited to be our Chairman.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors is comprised of Mr. Arnaud Ajdler, Mr. Chad A. Carlson, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig, Mr. Robert Sheft and Dr. Ed Zschau. During 2016, the Board of Directors held eight meetings, our Audit Committee met five times, our Compensation Committee met four times and our Governance and Nominating Committee met one time.  Each director attended at least 75% of the meetings of the Board and the committees on which they serve.  We do not require that our directors attend our annual meetings of stockholders; however, all of our directors attended the 2016 meeting.

The Board has nominated all incumbent directors to stand for re-election to the Board.

Our Board of Directors has determined that each of Mr. Ajdler, Mr. Plating, Mr. Rosenzweig, Mr. Sheft and Dr. Zschau are “independent” under the regulations of the New York Stock Exchange (the “NYSE”).  None of these directors has any relationship or has been party to any transactions that the Board believes could impair the independent judgment of these directors in considering matters relating to us.

Leadership Structure of our Board

Dr. Zschau has served as our non-executive Chairman since May 2006.  We have maintained a leadership structure since that time with the non-executive Chairman separate from the Chief Executive Officer, although the Board has no formal policy with respect to the separation of such offices.  The independent directors meet regularly without management present, and Dr. Zschau, our Chairman, presides at these meetings.

Our Board of Directors believes that it is the proper responsibility of the Board to determine who should serve as Chairman and/or Chief Executive Officer and whether the offices should be combined or separated. The Board members have considerable experience and knowledge about the challenges and opportunities we face. The Board, therefore, is in the best position to evaluate our current and future needs and to judge how the capabilities of our directors and senior management from time to time can be most effectively organized to meet those needs.  The Board believes that the separate offices of the Chairman and Chief Executive Officer currently functions well and is the optimal leadership structure for us. While the Board may combine these offices in the future if it considers such a combination to be in our best interests, it currently intends to retain this structure.

The Board has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, as described below.  The charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee are available on the Behind STARTEK - Investors - Corporate Governance page on our website at www.startek.com.

Audit Committee

Our Board of Directors has an Audit Committee that assists the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and financial reporting process and our systems of internal accounting and financial controls.  The Audit Committee is also responsible for the selection and retention of our independent auditors, reviewing the scope of the audit function of the independent auditors and approving non-audit services provided to us by our auditors, and reviewing audit reports rendered by our independent auditors. The members of the Audit Committee are Mr. Rosenzweig, Chairman, Mr. Plating and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE’s listing standards and is financially literate. Our Board of Directors has determined that Dr. Zschau qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which reviews our compensation programs and exercises authority with respect to payment of direct salaries and incentive compensation to our executive officers. In addition, the committee is responsible for oversight of our equity incentive plans. The members of the Compensation Committee are Mr. Plating, Chairman, Mr. Ajdler and Mr. Sheft, each of whom is an “independent director” as defined by the NYSE’s listing standards.

Governance and Nominating Committee

The Governance and Nominating Committee of our Board of Directors is responsible for the nomination of candidates for election to our Board, including identification of suitable candidates, and also oversees our corporate governance principles and recommends the form and amount of compensation for directors to the Board for approval. The Governance and Nominating Committee also administers annual self-evaluations of the Board of Directors and all committees of the Board. The members of the Governance and Nominating Committee are Mr. Sheft, Chairman, Mr. Ajdler, Mr. Plating, Mr. Rosenzweig and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE’s listing standards. Notwithstanding the Governance and Nominating Committee, certain of our nominees to our Board of Directors may be named in the future by certain of our stockholders pursuant to the terms of an Investor Rights Agreement described on page 29 under “Investor Rights Agreement.”

Director Nominations

The Governance and Nominating Committee does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders because our Bylaws permit any stockholder to nominate director candidates, and the committee believes that it can adequately evaluate any such nominees on a case-by-case basis. The committee will consider director candidates proposed in accordance with the procedures set forth on page 44 under “Stockholder Proposals” and will evaluate stockholder-recommended candidates under the same criteria as other candidates.

Although the committee does not currently have formal minimum criteria for director nominees, it considers a variety of factors such as a nominee’s independence, prior board experience, relevant business and industry experience, leadership experience, ability to attend and prepare for Board and committee meetings, ethical standards and integrity, cultural fit with the Company’s existing Board and management, and how the candidate would add to the diversity in backgrounds and skills of the Board.  The Governance and Nominating Committee takes into account diversity considerations in determining our director nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations; however, we do not have a formal policy on Board diversity. Any candidate must state in advance his or her willingness and interest in serving on our Board.  In identifying prospective director candidates, the Governance and Nominating Committee seeks referrals from other members of the Board, management, stockholders and other sources. The Governance and Nominating Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

Board’s Role in Risk Oversight

The Board of Directors takes an active role in risk oversight of our Company, both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our Company’s strategies and compensation plans. In 2016, at each regularly scheduled Audit Committee meeting, management presented a summary of enterprise risks, mitigation strategies and progress on previously identified risks and mitigation steps. The Audit Committee then determined whether the mitigation activities were sufficient and whether our Company’s overall risk management process or control procedures required modification or enhancement. The objectives for the risk assessment included (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; and (iii) determining whether there are risks that require additional or higher priority mitigation efforts. We plan on continuing this iterative process in 2017.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and NYSE, to govern the responsibilities and requirements of the Board of Directors. A current copy of our Corporate Governance Guidelines is available on the Behind STARTEK - Investors - Corporate Governance page on our website at www.startek.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Business Conduct and Ethics is available on the Behind STARTEK - Investors - Corporate Governance page on our website at www.startek.com.  We intend to disclose on our website any amendments to or waivers of the code applicable to our directors, principal executive officer, principal financial officer, chief accounting officer, controller, treasurer and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transaction Approval Policy

Our Audit Committee reviews and pre-approves transactions we may enter into with our directors, executive officers, principal stockholders (greater than 5%) or persons affiliated with our directors, executive officers or principal stockholders. Our Audit Committee has adopted formal procedures for these reviews. We have a written related person transaction approval policy, which the Audit Committee is responsible for applying.  Transactions subject to this policy include any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is or will be a participant and in which a related person has a direct or indirect interest.  A related person includes (1) all of our directors and executive officers, (2) any nominee for director, (3) any immediate family member of a director, nominee for director or executive officer and (4) any holder of more than five percent of our common stock, or an immediate family member of such holder.  The standards for approval by the Audit Committee include (i) whether the terms are fair to the Company, (ii) whether the transaction is material to the Company, (iii) the role that the related person has played in arranging the transaction, (iv) the structure of the related person transaction and (v) the interests of all related persons in the transaction.  Furthermore, our Code of Business Conduct and Ethics requires directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Available Information

Copies of our key corporate governance documents, including the committee charters, described previously, are available on the Behind STARTEK - Investors - Corporate Governance page on our website at www.startek.com.  Any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to: Chief Financial Officer, 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado, 80111.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 13, 2017:

Officer Name	Age	Position	Joined STARTEK
Chad A. Carlson	51	President and Chief Executive Officer	2010
Donald Norsworthy	58	Senior Vice President, Chief Financial Officer and Treasurer	2015
Rod A. Leach	49	General Manager and Senior Vice President, Healthcare & Shared Services	2010
Peter F. Martino	50	General Manager and Senior Vice President, Customer Support Services	2014
Jaymes D. Kirksey	61	Senior Vice President, Global Human Resources	2013
Stephen C. White	44	Chief Sales and Marketing Officer	2016

Mr. Carlson’s biography appears under the heading “Election of Directors.”

Donald Norsworthy; age 58; Senior Vice President, Chief Financial Officer and Treasurer
Mr. Norsworthy currently serves as our Senior Vice President, Chief Financial Officer and Treasurer. Prior to this, he served as Chief Financial Officer of ACCENT Marketing Services, a business process outsourcing company providing contact center services and customer engagement solutions, a position he held from April 2014 until it was acquired by the Company in June 2015. Prior to ACCENT, Mr. Norsworthy was Chief Financial Officer of CKS Packaging, a plastic container manufacturer, from June 2013 to March 2014, and Chief Financial Officer of Integrity Solution Services, a third-party collections company, from August 2011 to June 2013. He served as Chief Financial Officer of Protocol Services Acquisition Corp., a contact center company, from 2006 to 2008 and then served as its Chief Executive Officer from 2008 to 2011.

Rod A. Leach; age 49; Senior Vice President and General Manager, Healthcare Operations, IT & Shared Services
Mr. Leach currently serves as our Senior Vice President and General Manager, Healthcare Operations, IT & Shared Services. Prior to this, he served as Senior Vice President and General Manager, Global Operations from August 2012 through January 2014.  Mr. Leach joined STARTEK in December 2010, as Regional Vice President, Operations. Prior to joining STARTEK, Mr. Leach served as Chief Operations Officer for TMS Health, an emerging healthcare-centric service and support business, from February 2009 until May 2010. From December 2003 until February 2009, Mr. Leach was SVP of Operations for Sitel, a global business process outsourcing company, managing operations for 16 contact centers and 6,000 employees. Prior to his role at Sitel, he co-founded Service Zone, an international contact center company, which grew to nine centers and an $85 million enterprise. The company helped their clients win numerous J. D. Power awards and other customer service awards including the Dell Diamond Award.  Mr. Leach began his career with Gateway where he was the Director of Business Customer Care.

Peter F. Martino; age 50; General Manager and Senior Vice President, Customer Support Services
Prior to joining STARTEK in 2014, Mr. Martino held various positions at Sitel, a global business process outsourcing company, since 2006.  Most recently, he served as General Manager of North America, in which position he led operations in North America with 25 locations and more than 10,000 employees and oversaw over $400 million in annual revenue.  From 2007 to 2012, Mr. Martino served as Senior Vice President of Operations for Sitel, and from 2006 to 2007, he served in the same role for ClientLogic, a global business process outsourcing company, prior to its merger with Sitel. Prior to Sitel, Mr. Martino served as a Senior Director of Global Outsourcing with Microsoft where he was responsible for placement of large-scale global support programs. Mr. Martino has over 20 years’ experience in the BPO industry that includes client and outsourcing senior leadership roles.

Jaymes D. Kirksey; age 61; Senior Vice President, Global Human Resources
Mr. Kirksey joined STARTEK in February 2013 as Senior Vice President of Global Human Resources. Mr. Kirksey served asSenior Vice President of Human Resources at Pendum, LLC, the nation’s largest independent provider of ATM services, from 2010 to 2013. Prior to this role, he served in executive Human Resources positions at a variety of professional services and manufacturing businesses, including Quovadx, Digital Lighthouse, ADT Security Services and United Technologies.  Additionally, Mr. Kirksey led his own Human Resources consulting practice for over five years representing clients such as Hewlett-Packard, Frontier Airlines and Webroot Software, among others.

Stephen C. White; age 44; Chief Sales and Marketing Officer
Mr. White joined STARTEK in June 2016 as Chief Sales and Marketing Officer. Prior to joining STARTEK, Mr. White served as Vice President and Vertical Leader for Healthcare and Government at Convergys. Prior to joining Convergys, Mr. White served as the Senior Vice President of Sales for Xerox (formerly ACS, Inc). His career background includes sales and operational leadership roles of increasing responsibility for ACS, Inc. and ACS Recovery Services, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Design and Objectives

The Compensation Committee of our Board of Directors (the “Committee”) believes in providing an overall compensation structure that attracts, motivates, rewards and retains top talent engaged in achieving our business objectives, which are designed to create value for our stockholders. The principal components of that structure include a base salary, an annual cash incentive, in some cases with the right to convert such cash incentives into stock options, and periodic grants of long-term equity incentives that encourage long-term commitment. A significant portion of our compensation structure is performance-based and reflects our desire to encourage progressive thinking and balanced risk-taking. We believe that this blend of components provides our executive leadership team with the incentives to create long-term value for stockholders while taking thoughtful and prudent risks in the short term.

As noted below, our compensation programs are intended to provide a link between the creation of stockholder value through execution of the Company’s business strategy and the compensation earned by our executive officers and certain key personnel. The objectives of our compensation programs are to:

•	attract, motivate, reward and retain top talent;

•	ensure that compensation is commensurate with our overall performance and increases to stockholder value over the long term; and

•	ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable, profitable growth in stockholder value.

Compensation Components	Objectives
Base Salary	Provides a fixed salary reflective of individually negotiated arrangements and individual performance
Annual Incentive	Motivates executives to achieve pre-determined, financial and/or strategic goals
Equity Awards	Motivates executives to make sound business decisions that focus on long-term stockholder value creation

We seek to become the trusted partner to our clients and provide meaningful, impactful customer engagement business process outsourcing ("BPO") services. Our approach is to develop relationships with our clients that are truly collaborative in nature where we are focused, flexible and proactive to their business needs.  The end result is the delivery of the highest quality customer experience to our clients’ customers. To achieve sustainable, predictable, profitable growth, our strategy is to:

•	grow our existing client base by deepening and broadening our relationships,

•	diversify our client base by adding new clients and verticals,

•	improve our market position by becoming the leader in customer engagement services,

•	improve profitability through operational improvements, increased utilization and higher margin accounts,

•	expand our global delivery platform to meet our clients' needs, and

•	broaden our service offerings through more innovative, technology-enabled and added-value solutions

Most of our executive officers have been with our Company for a relatively short period of time, and much of their compensation is based on arrangements that were negotiated in connection with their hire. The executive officers listed in the Summary Compensation Table in this Proxy Statement include the individuals named below (referred to as “named executive officers”).

•	Chad A. Carlson, President and Chief Executive Officer - Mr. Carlson joined our Company in 2010 and was promoted to his current position in June 2011.

•	Donald Norsworthy, Senior Vice President, Chief Financial Officer and Treasurer - Mr. Norsworthy joined our Company on November 16, 2015.

•	Rod A. Leach, General Manager and Senior Vice President, Healthcare & Shared Services - Mr. Leach joined our Company in December 2010

•	Peter F. Martino, General Manager and Senior Vice President, Customer Support Services - Mr. Martino joined our Company in January 2014.

•	Jaymes D. Kirksey, Senior Vice President, Global Human Resources - Mr. Kirksey joined our Company in February 2013.

Stockholder Approval of Executive Compensation

At our 2016 Annual Meeting, our stockholders approved our executive compensation by a vote of 98.9% of the votes cast. Our Compensation Committee considered this high level of stockholder approval as an indication that our stockholders approved our compensation philosophy and program. Accordingly, our Compensation Committee determined that no changes needed to be considered as a result of the vote.  The incremental changes in our executive compensation for fiscal 2016 were made on the basis of the factors described in this Compensation Discussion and Analysis and are consistent with the same general philosophy that stockholders supported last year.

Elements of the Executive Compensation Structure

Our compensation structure is significantly performance-based, but also reflects our desire to discourage excessive short-term risk-taking. The structure rewards our executives with a blend of fixed base salary, short-term incentives, and long-term rewards. We believe that this blend of components provides the executive leadership team with the incentives to create value for stockholders while taking thoughtful and prudent risks to grow the value of our Company. The Compensation Committee and Audit Committee work closely to ensure that there is a shared risk assessment view.

Our executive compensation structure is composed of three elements of remuneration:

•
Base pay, along with a suite of retirement, health, and welfare benefits. Our executives receive the same retirement, health, and welfare benefits package as provided to all of our exempt employees. The tier of remuneration for supplemental Company-paid life insurance, long-term disability and accidental death and dismemberment insurance, given market and economic conditions, is viewed by the Compensation Committee as appropriate to attract and retain high-quality executives.

•	Short-term incentives are focused on a combination of Company financial performance and achievement of key strategic initiatives.

•
Long-term incentives are designed to reward the achievement of sustainable growth in stockholder value. These long-term incentives are typically in the form of stock options and/or restricted stock awards granted under our 2008 Equity Incentive Plan with time and/or performance vesting triggers.

Our approach to allocating between long-term and short-term compensation is based on the following key assumptions:

•
The majority of an executive’s cash compensation comes in the form of a base salary. The cash from these base salaries can be enhanced by the payment of a bonus that is based on achievement of financial and/or strategic objectives. By linking the annual incentive bonus to Company performance, we can provide incentive for our executives to improve key business drivers and, thus, revenue and profitability.

•
We expect that in the long run, the bulk of executive officer compensation will come from stock price appreciation and other long-term incentives. Executives are allocated equity upside to ensure that they will be rewarded for sustained increases in stock value. We believe that we can drive increases in stock value through sustainable growth and improvement in profitability, as well as by maintaining credibility in the marketplace. Through these means, we hope to motivate our executives to create the kind of sustained increase in share value that will reward stockholders and executives alike.

Short-Term Incentive Plan Structure

The short-term incentive plan is designed to keep executives focused on improving revenue growth and operational efficiencies while decreasing our non-operating expenses. In 2016, short-term performance goals for executives were a combination of Company financial goals and three key objectives focused on creating long-term stockholder value.

Determining Long-Term Incentive Awards

Long-term incentives provided to our executives consist of equity grants in the form of stock options or restricted stock grants that are designed to retain key personnel and keep executives focused on increasing long-term stockholder value through sustainable improvements in our business as reflected in our stock price. Pressure, real or perceived, to achieve short-term earnings goals could create a temptation to slow longer-term growth. However, the combination of growth and sustained improvement in profitability is necessary for sustained improvement in our stock value. Accordingly, the long-term incentives keep executives focused on both our short- and long-term success.

To align long-term incentives with performance, the grant date fair value of annual long-term incentive awards, which have been granted in the form of stock options with three-year cliff vesting, was set at 30% (or, 50% in the case of the CEO) of the executive’s short-term incentive payout. Accordingly, stock options granted in 2016 had a grant date fair value equal to 30% (or, 50% in the case of the CEO) of the executive’s short-term incentive payout for fiscal 2015. For stock options to be granted with respect to fiscal 2016 short-term incentive payouts, the stock options to be granted as annual long-term incentives would have been 60% (or, 100% in the case of the CEO) of the executive’s short-term incentive payout for fiscal 2016 if we achieved the target level of financial performance under the short-term incentive plan. However, the financial metrics for fiscal 2016 were not achieved, so the stock options granted in 2017 for fiscal 2016 performance were equal to 30% (or, 50% in the case of the CEO) of the executive’s short-term incentive payout for fiscal 2016.

In addition, the Compensation Committee may approve other equity awards from time to time for various purposes, including awards made to newly hired employees.

2016 Compensation Decisions

Benchmarking of Compensation and Determination of Base Pay

We did not engage in any specific benchmarking when setting executive compensation for fiscal year 2016. Since most of our executives have been with us for less than five years, their compensation, particularly their base salaries, are the result of arrangements individually negotiated when the executive officers were hired and are reflected in their employment agreements or offer letters. Adjustments to compensation levels are based on Company and individual performance and changes in position responsibilities or promotions to reflect the Compensation Committee’s subjective assessment of the impact of those changes on compensation levels. We did not make any significant changes in compensation levels for fiscal 2016, and the only changes we did make to short-term incentive plan levels were modest adjustments to reflect the executives’ tenure and better alignment with the Compensation Committee’s general sense of market pay levels.

2016 Executive Incentive Plan

The Compensation Committee approves the Executive Incentive Plan, which is our short-term incentive plan, based on related corporate financial targets set annually by the Board of Directors. The Executive Incentive Plan can be changed, suspended or eliminated, in whole or in part, at any time, with or without notice to participants. All named executive officers participate (or will participate) in the Executive Incentive plan.

Payments made under the 2016 Executive Incentive Plan were subject to Company financial objectives and certain strategic objectives. For 2016, the overall incentive payment potentials for the executive officers identified in the Summary Compensation Table below who received payouts ranged from 60% to 100% of each executive officer’s base salary, as follows:

•	President and Chief Executive Officer 100%

•	Senior Vice President, Chief Financial Officer 75%

•	General Manager and Senior Vice President, Healthcare & Shared Services 60%

•	General Manager and Senior Vice President, Customer Support Services 60%

•	Senior Vice President, Global Human Resources 60%

Earned incentives for 2016 were paid for full-year performance in March 2017. The incentive plan targets reward those results that support our strategy to grow and improve the profitability of our business. Of the total, 50% was based on Adjusted EBITDA (defined as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and stock compensation expense), 35% was based on Revenue, and 5% was based on three key strategic objectives:

•	All 4 quarters net income positive.

•	5 New Logos non Healthcare with >$43.5M ACV

•	Healthcare billed > $30 M

For 2016, we established the following financial targets with sliding scales from minimum to maximum for Adjusted EBITDA and Revenue, and the following strategic objectives. No payments can be earned if minimum thresholds are not met. (Dollars in millions, except IT Cost/Seat.)

Financial Metric	Goal	Threshold to Earn Payout	% Achieved	% Payout	% Weighting of Overall Goals	% Earned Payout
Adjusted EBITDA	$16.6	$14.1	105.0%	105%	50%	105%
Revenue	$320.0	$300.8	96.0%	80%	15%	80%
Strategic Objective
All 4 quarters net income positive	N/A	N/A	0%	0%	5%	0%
5 New Logos non Healthcare with > $43.5M ACV	>$43.5M ACV	>$43.5 M ACV	0%	0%	5%	0%
Healthcare billed	$>30 M	$30.0 M	0%	0.0%	5%	0%
					Total Earned:	80.5%

Based on achievement of financial targets, the following payouts were earned by our named executive officers for operational performance in 2016:

•	Mr. Carlson $402,500

•	Mr. Norsworthy $166,031

•	Mr. Leach $120,750

•	Mr. Martino $120,750

•	Mr. Kirksey $108,675

Settlement of Bonuses in Stock Options

To further encourage alignment with the interests of our stockholders, our Compensation Committee permitted our executive officers to elect to receive all of their bonus payments under the 2016 Executive Incentive Plan in the form of stock options. The number of stock options granted to each executive who elected stock options was based on the Black-Scholes value of a share of our common stock subject to the award on the date the payouts were approved. The options are immediately vested upon issuance and have a term of ten years. For the 2016 plan year, no executives elected to receive a portion of their bonus payment in the form of options.

2015 SVP-GM Sales Commission Plan

In connection with their positions within our Company, Messrs. Leach and Martino are also eligible to earn certain commissions under our 2015 SVP-GM Sales Commission Plan. The 2015 Sales Commission Plan provides that each eligible employee may earn a monthly commission for each qualifying Statement of Work (SOW) or amendment to an SOW for which that employee is substantially responsible, and that is a source of new revenue for us. The commissions are paid monthly and calculated as the net revenue we recognize from a qualifying SOW for the month, multiplied by the employee’s applicable target incentive percentage. Commissions can be earned for up to three years following execution of the SOW. In the event two or more eligible employees are otherwise eligible for a commission under this plan for a particular program, the commission will be split among them as determined by the CEO. Commencing in fiscal 2016, other than payout of commissions earned under the 2015 Sales Commission Plan, Messrs. Leach and Martino will be compensated solely under the Executive Incentive Plan and will not be eligible for new commissions, unless otherwise approved by the Compensation Committee.

2016 Long-Term Compensation

The Compensation Committee has awarded stock options and restricted stock awards under our 2008 Equity Incentive Plan. Thus far, other equity-based incentives have not been considered, but they may be considered in the future. Options and restricted stock awards bear a relationship to the achievement of our long-term goals in that both increase in value as our stock increases in value. A significant portion of management’s compensation package is equity-based; as such, management bears significant exposure to downside equity risk as the income they derive from these stock-based awards is contingent upon our stock’s appreciation in the marketplace. The Compensation Committee has carefully evaluated the cost of the grants of stock options and restricted stock awards to our executive officers. It will continue to evaluate the cost of stock options and restricted stock awards and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building sustainable share value.

In 2016, the Compensation Committee made grants to eligible executives of stock options as described above under “Determining Long Term Incentive Awards.” As described above, the stock options granted to all executive officers, other than Mr. Norsworthy, had a grant date fair value equal to 30% of the executive officer’s short-term incentive payout for fiscal 2015 (or, 50% in the case of the CEO). No options were granted to Mr. Norsworthy due to his hire in November 2015 which resulted in no Short Term Incentive on which to base a Long Term Incentive Award. These grants were in addition to any stock options the executive officers received in connection with their election to receive a portion of their annual incentive payout in the form of stock options.

Long-term incentive equity grants made to our executive officers during 2016 are as follows:

•	Mr. Carlson 17,952

•	Mr. Leach 3,134

•	Mr. Martino 3,287

•	Mr. Kirksey 2,940

All of the long-term incentive stock option awards cliff vest three years from the date of grant and have a term of ten years. The three-year cliff vesting is intended to incentivize retention and long-term performance.

2016 Restricted Stock Units

In 2016, the Compensation Committee approved the grant of performance-based restricted stock units (“RSU's) to certain executive officers under the Company’s 2008 Equity Incentive Plan. The vesting of the RSU's was contingent upon the Company meeting a certain financial threshold in fiscal year 2016. Based on 2016 performance, the RSU's vested in February, 2017.

Restricted stock unit grants made to our executive officers during 2016 are as follows:

•	Mr. Norsworthy 10,000

•	Mr. Leach 20,000

•	Mr. Martino 20,000

•	Mr. Kirksey 20,000

Equity Grants and Market Timing

We have not granted equity awards in coordination with the release of material, non-public information, and our equity award grant practices are separate from discussions regarding the release of such information. The Compensation Committee makes the decision to grant stock options or restricted stock awards when new hires occur and when the Compensation Committee determines that additional equity grants are appropriate to reward and motivate performance or necessary to retain key talent. The Compensation Committee has approved guideline ranges for new hires by level of position to ensure our ability to attract and retain key employees. Grants are made on the date the Compensation Committee approves the grants and are not matched to other specific Company events, except, in the case of a grant to a new hire whose employment has not commenced, the grant date is the date he or she commences employment.

Except as stated below, we have no program, plan, or practice of awarding options and setting the exercise price based on any price other than the fair market value of our stock on the grant date. Our 2008 Equity Incentive Plan defines “fair market value” as the closing price of one share of our common stock on the trading day on which such fair market value is determined (i.e., the grant date).

Compensation Committee Discretion

The Compensation Committee retains the authority to review executive officer base compensation and approve increases based on general performance and market norms. The Compensation Committee also retains the authority to make long-term incentive grants (historically, stock options and restricted stock) based on several factors described in this Compensation Discussion and Analysis. The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants without predetermined performance goals.

Policy Regarding Adjustment of Awards if Relevant Performance Measures Are Restated or Adjusted

Our Board may request disgorgement from an executive officer should a restatement occur that would have materially affected the amount of a previously paid award.

Severance Arrangements

We have entered into employment agreements with each of our named executive officers. The Compensation Committee believes that it is in the best interests of the Company and our stockholders to design compensation programs that assist us in attracting and retaining qualified executive officers, assure that we will have the continued dedication of our executive officers in the event of a pending, threatened or actual change of control, provide certainty about the consequences of terminating certain executive officers’ employment, protect us by obtaining non-compete covenants from certain executive officers that survive a termination of employment not involving a change of control, and to obtain a release of any claims from those former executive officers. Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or executive officer’s service is terminated involuntarily by us without cause, or in the case of the Chief Executive Officer and Chief Financial Officer, if they resign for good reason. In June 2011, the Committee instructed that any future agreements be limited to six month’s severance. In November 2015, the Committee provided enhanced severance benefits for our named executive officers and certain other members of our senior leadership team in the event the executive’s employment is terminated without cause or for good reason upon, or within two years after, the consummation of a change of control. The severance arrangements of our named executive officers are further described below under “Employment Agreements.”

Impact of Accounting and Tax Treatment on Various Forms of Compensation

We take into account the impact of accounting and tax treatment on each particular form of compensation. Certain of our incentive payments are designed so that they may be deductible under Section 162(m) of the Internal Revenue Code (the “Code”). However, our Compensation Committee retains the right to grant compensation that may not be fully deductible. We believe that the amount of any non-deductible compensation is not material. Where possible, we seek to administer our programs in such a manner that they do not constitute deferred compensation under Code Section 409A. Consistent with our practice over the last several years, we no longer provide tax gross-ups in the event of a change of control in which excise taxes are due pursuant to Section 280G and related sections of the Code. We closely monitor the accounting treatment of our equity compensation plans, and in making future grants, we consider the applicable accounting treatment.

Ownership Requirements and Policies Regarding Hedging Risk in Company’s Equity Securities

We have, from time to time, had stock ownership guidelines for outside directors and executives; however, in February 2013, our Compensation Committee suspended the guidelines as the Company has recently experienced significant changes in leadership and most directors and executives have not been around for the five-year period during which they had to comply with the guidelines. The Compensation Committee will revisit the issue of stock ownership guidelines periodically in light of its compensation philosophy and application to our directors and executives serving at the time. We do not have any policies regarding hedging economic risk and ownership of Company stock, but also have not had directors or executives engage in hedging or pledging activities.

The Role of Executive Officers in Determining Compensation

The Compensation Committee has an annual process for CEO evaluation, which includes input by all of the independent directors. The CEO makes no recommendation for his own pay, but does provide the Compensation Committee with compensation recommendations for his direct reports based on their overall performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2017 Notice of Annual Meeting and Proxy Statement.

By the Compensation Committee:
Mr. Jack D. Plating, Chairman
Mr. Arnaud Ajdler
Mr. Robert Sheft

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned in fiscal years 2016, 2015 and 2014 by the individuals who served as Chief Executive Officer and Chief Financial Officer in 2016 and the next three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of fiscal 2016 (collectively referred to as the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	All Other Compensation ($) (c)	Total ($)
Chad A. Carlson, President, CEO and Director	2016	501,923		—		49,145	402,500	13,938	967,506
	2015	488,462		—		164,738	98,290	12,934	764,424
	2014	438,317		—		164,708	329,416	11,157	943,598

Donald Norsworthy, Senior Vice President,	2016	276,058		25,000	(e)	—	166,031	3,616	470,705
Chief Financial Officer and Treasurer (d)	2015	35,962		—		180,773	—	231	216,966

Rod A. Leach, General Manager and Senior	2016	280,974	(f)	—		8,582	120,750	11,256	421,562
Vice President, Healthcare & Shared Services	2015	323,644	(f)	—		32,276	28,607	11,395	395,922
	2014	244,767		—		32,272	107,573	11,030	395,642

Peter F. Martino, General Manager and Senior	2016	322,647	(g)	—		9,000	120,750	13,474	465,871
Vice President, Customer Support Services	2015	316,426	(g)	—		31,144	30,000	12,439	390,009
	2014	247,605		50,000	(h)	406,730	103,799	1,427	809,561

Jaymes D. Kirksey, Senior Vice President,	2016	225,866		—		8,049	108,675	10,033	352,623
Global Human Resources	2015	223,077		—		24,345	26,829	10,251	284,502

(a)
The amounts shown in this column reflect the aggregate grant date fair value of stock awards and options granted to each named executive officer during 2016, 2015 and 2014, respectively. This does not reflect amounts paid to or realized by the named executive officers. See Note 11 to our consolidated financial statements for the year ended December 31, 2016 for information on the assumptions used in accounting for equity awards.

(b)
The amounts disclosed under Non-Equity Incentive Plan Compensation reflect payouts under the annual executive incentive plan. Messrs. Carlson and Kirksey elected to receive 50% of their total non-equity incentive plan compensation payout amount for fiscal 2015 above in the form of stock options and 50% in cash. As a result, Mr. Carlson received an option to purchase 15,187 shares of our common stock and Mr. Kirksey received an option to purchase 4,145 shares of our common stock, each at $4.62 per share. The options were granted on February 22, 2016, the date of certification of the results under the incentive plan, were fully vested upon grant and expire ten years from the grant date. In fiscal 2015, Mr. Carlson elected to receive 25% of his total non-equity incentive plan compensation payout amount above in the form of stock options and 75% in cash. As a result, Mr. Carlson received an option to purchase 13,340 shares of our common stock at $8.85 per share.

(c)
Included in All Other Compensation for 2016 are employer contributions related to our 401(k) Plan (Mr. Carlson, $10,408; Mr. Leach, $10,600; Mr. Martino, $10,600; Mr. Kirksey, $8,152; and Mr. Norsworthy, $846), health insurance premiums (Mr. Carlson, $2,874; Mr. Norsworthy, $2,770; Mr. Martino, $2,874; ) and premiums for group term and disability insurance (Mr. Carlson, $656; Mr. Leach, $656; and Mr. Kirksey, $1,881).

(d)	Mr. Norsworthy joined our company and was appointed our Senior Vice President, Chief Financial Officer and Treasurer effective November 16, 2015.

(e)	Mr. Norsworthy was paid a signing bonus of $25,000, less deductions, paid in two equal payments in January 2016 and April 2016 as an inducement to join the Company.

(f)	Mr. Leach’s salary included commissions of $30,012 in fiscal 2016.

(g)	Mr. Martino’s salary included commissions of $71,686 in fiscal 2016 and $66,426 in fiscal 2015.

(h)	In 2014, Mr. Martino received a $50,000 signing bonus as an inducement to join the Company.

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table includes plan-based awards made to named executive officers in 2016.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Chad A. Carlson		(b)	500,000	600,000
	2/22/16				17,592 (c)	4.62	49,145
	2/22/16				15,187 (d)	4.62	49,145

Donald Norsworthy (e)

Rod A. Leach		(b)	150,000	180,000
	2/22/16				3,134 (c)	4.62	8,582

Peter F. Martino		(b)	150,000	180,000
	2/22/16				3,287 (c)	4.62	9,000

Jaymes D. Kirksey		(b)	135,000	162,000
	2/22/16				2,940 (c)	4.62	8,049
	2/22/16				4,145 (d)	4.62	13,415

(a)	Non-equity incentive plan refers to our 2016 Executive Incentive Plan.

(b)	See “Compensation Discussion and Analysis-2016 Executive Incentive Plan” for a discussion of the levels of achievement of various metrics that could yield a partial payout.

(c)
These stock options were granted as annual long-term incentives. The grant date fair value is equal to 30% (or, 50% in the case of Mr. Carlson) of the executive’s fiscal 2015 short-term incentive payout. The stock options cliff vest three years from the date of grant.

(d)
The stock options were granted to Messrs. Carlson and Kirksey in connection with their election to receive 50% of their fiscal 2015 short-term incentive payouts in the form of fully vested stock options.

(e)	Mr. Norsworthy joined the Company November 16, 2015 and, therefore, was not eligible to participate in the 2015 Executive Incentive Plan.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table identifies the exercisable and unexercisable option awards for each of the named executive officers as of December 31, 2016.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Chad A. Carlson	2/22/2016	15,187	—	4.62	2/22/2026	(a)
	2/22/2016	—	17,952	4.62	2/22/2026	(b)
	2/17/2015	13,340	—	8.85	2/17/2025	(a)
	2/17/2015	—	29,124	8.85	2/17/2025	(b)
	3/7/2014	20,905	—	7.00	3/7/2024	(a)
	3/7/2014	22,884	—	7.00	3/7/2024	(b)
	2/25/2013	42,477	—	4.56	2/25/2023	(a)
	2/25/2013	42,477	—	4.56	2/25/2023	(b)
	2/14/2013	200,000	—	4.42	2/14/2023	(b)
	6/24/2011	157,440	—	3.80	6/24/2021	(c)
	6/14/2010	71,747	—	4.79	6/14/2020	(c)

Donald Norsworthy	11/16/2015	—	75,000	3.80	11/16/2025	(b)

Rod A. Leach	2/22/2016	—	3,134	4.62	2/22/2026	(b)
	2/17/2015	—	5,706	8.85	2/17/2025	(b)
	1/15/2013	50,000	—	4.11	1/15/2023	(b)
	5/7/2012	20,000	—	1.84	5/7/2022	(b)
	4/4/2012	34,711	—	2.12	4/4/2022	(a)
	7/25/2011	25,000	—	3.62	7/25/2021	(c)
	12/7/2010	50,000	—	4.44	12/7/2020	(c)

Peter F. Martino	2/22/2016	—	3,287	4.62	2/22/2026
	2/17/2015	—	5,506	8.85	2/17/2025	(b)
	1/20/2014	85,000	—	6.75	1/20/2024	(b)

Jaymes D. Kirksey	2/22/2016	4,145	—	4.62	2/22/2026	(a)
	2/22/2016	—	2,940	4.62	2/22/2026	(b)
	2/17/2015	3,286	—	8.85	2/17/2025	(a)
	2/17/2015	—	4,304	8.85	2/17/2025	(b)
	3/7/2014	9,025	—	7.00	3/7/2024	(a)
	2/4/2013	50,000	—	4.23	2/4/2023	(b)

(a)	Options vest immediately.

(b)	Options fully vest after three years.

(c)	Options vest as to 25% of the option shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.

EMPLOYMENT AGREEMENTS

Chad A. Carlson

On June 24, 2011, we entered into an Employment Agreement with Chad A. Carlson that replaced the previous employment agreement with Mr. Carlson, dated May 26, 2010.  The Employment Agreement provides for an initial annual salary of $415,000, subject to periodic review and adjustment by the Compensation Committee.

Pursuant to Mr. Carlson’s Employment Agreement, he is eligible to participate in the Company’s annual incentive bonus plan with a bonus potential of 100% of his then-current annual base salary at 100% target attainment pursuant to the Company’s incentive bonus plan.

Mr. Carlson’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve months of his then-current annual base salary, payable on the same basis and at the same time as previously paid, and he will be entitled to receive his annual bonus for the year of termination, pro-rated for time and performance.  In addition, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Carlson for a portion of his COBRA premiums that is equal to the Company’s monthly percentage contribution toward his health benefit premiums as of the date of termination for a period of eighteen months.  In addition, pursuant to an amendment to his Employment Agreement approved by the Compensation Committee on November 23, 2015, if Mr. Carlson’s employment with the Company is terminated without cause or he resigns for good reason upon, or within two years after, the consummation of a change of control, Mr. Carlson will receive a lump sum payment equal to twenty-four months of his then-current annual base salary, as well as the health insurance benefits described above for a period of eighteen months. Severance and other benefits payable in connection with a change of control may be reduced if such benefits would be subject to taxation under Section 280G of the Internal Revenue Code to provide the greatest after-tax benefits.  All payments are contingent upon compliance with non-compete and non-solicit covenants.

The Employment Agreement also provides for non-disclosure by Mr. Carlson of the Company’s confidential or proprietary information and includes covenants by Mr. Carlson not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.  Mr. Carlson also assigned to the Company any rights he may have to intellectual property that may be conceived in the scope of his employment.

Other Named Executive Officers

We are parties to Employment Agreements with each of the other named executive officers (Messrs. Norsworthy, Leach, Martino and Kirksey) that provide for the executive’s initial base salary and annual incentive bonus plan, expressed as a percentage of base salary. The Employment Agreements also provide for any initial equity grants.

Each named executive officer’s employment with the Company can be terminated at any time for any reason by the Company or the executive.  However, if the executive’s employment is terminated without cause, he will be entitled to receive six months of his then-current annual base salary payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following termination.  In addition, pursuant to an amendment to the Employment Agreements approved by the Compensation Committee on November 23, 2015, if the executive’s employment with the Company is terminated without cause or the executive resigns for good reason upon, or within two years after, the consummation of a change of control, the executive will receive a lump sum payment equal to twelve months of his then-current annual base salary, as well as the health insurance benefits described above for a period of twelve months.

The Employment Agreements also provides for non-disclosure by the executives of the Company’s confidential or proprietary information and includes covenants by the executives not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.

Acceleration of Equity Awards upon Change of Control

The options that have been granted to each of the named executive officers have been granted under the 2008 Equity Incentive Plan, as amended (“2008 EIP”). Unless otherwise provided in an award agreement, if a change of control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change of control. If, in connection with a change of control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change of control, a participant is involuntarily terminated other than for cause (or, for certain awards, termination with good reason), then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for twenty-four months. In the event that awards will be cancelled because they are not assumed or replaced by the surviving corporation, they will immediately vest.

Potential Payments Upon Termination or Change of Control

A summary of the potential payments that each of our named executive officers would have received upon involuntary termination without “cause” or resignation for “good reason” (as described in each respective named executive officer’s Employment Agreement summary, above) and upon a termination related to change of control (as described in each respective named executive officer’s Employment Agreement summary, above), assuming that each triggering event occurred on December 31, 2016, is set forth below.

	Involuntary termination without “cause” (or, for Messrs. Carlson and Norsworthy, resignation for “good reason”) absent change of control (a)
	Continuation of Salary ($)	Non-Equity Incentive Plan Compensation/ Bonus ($)	Continuation of Health Benefits ($)	Total ($)
Chad A. Carlson	500,000	402,500	20,211	922,711
Donald Norsworthy	137,500	N/A	7,149	144,649
Rod A. Leach	125,000	N/A	—	125,000
Peter F. Martino	125,000	N/A	5,676	131,676
Jaymes D. Kirksey	112,500	N/A	—	112,500

(a)
Under the terms of Mr. Carlson’s Employment Agreement, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns for good reason, he will be entitled to receive (i) the equivalent of twelve months of his then-current annual base salary, (ii) his annual non-equity incentive plan bonus for the year of termination, pro-rated for time and performance, and (iii) if timely elected, reimbursement for a portion of his COBRA premiums equal to the Company’s monthly percentage contribution toward his health benefit premiums as of the date of termination for a period of eighteen months.  The amounts listed above under Non-Equity Incentive Plan Compensation/Bonus represent the amounts earned under the non-equity incentive bonus plan during 2016. Under the terms of each other executive’s Employment Agreement, if the executive’s employment is terminated without cause (or, in the case of Mr. Norsworthy, if he resigns for good reason), he will be entitled to receive (i) the equivalent of six months of his then-current annual base salary and (ii) if timely elected, reimbursement for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination for a period of six months.

	Change of control (a)	Involuntary termination without “cause” or resignation for “good reason” upon, or within two years after, a “change of control” (b)
	Acceleration of Equity Awards ($) (c)	Continuation of Salary ($)	Continuation of Health Benefits ($)	Acceleration of Equity Awards ($) (a)	Total ($)
Chad A. Carlson	121,563	1,000,000	20,211	—	1,020,211
Donald Norsworthy	142,500	275,000	14,298	—	289,298
Rod A. Leach	7,240	250,000	—	—	250,000
Peter F. Martino	7,593	250,000	13,352	—	263,352
Jaymes D. Kirksey	6,791	225,000	—	—	225,000

(a)
Unless otherwise provided in an award agreement, if a change of control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change of control. If, in connection with a change of control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change of control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for twenty-four months. The table above shows the value as of December 31, 2016 of the acceleration of equity awards (i.e., 50% of unvested shares) if a change of control occurred on December 31, 2016.

(b)
Under the terms of their Employment Agreements, if a named executive officer’s employment with the Company is terminated without cause or such named executive officer resigns for good reason upon, or within two years after, the consummation of a change of control, such named executive officer will receive a lump sum payment equal to twelve months (twenty-four months for the Chief Executive Officer) of his then-current annual base salary, as well as the health insurance benefits described above for a period of twelve months (eighteen months for the Chief Executive Officer).

(c)	All other stock options were either fully vested or had exercise prices below the market value at December 31, 2016.

Summary of “Good Reason,” “Cause” and “Change of Control” in Employment Agreements and 2008 EIP

In general, “good reason” includes:

(a)    reduction of base salary, bonus, or benefits except as part of across-the-board reductions of all of our executive officers;
(b)    assignment of duties that are substantially inconsistent with their position with us and not a reasonable advancement for them; or
(c)    the executive’s principal place of performing services for us being relocated more than 60 miles from its current location.

In general, the definition of “cause” includes:

(a)    incompetence;
(b)    failure or refusal to perform required duties;
(c)    violation of law (other than traffic violations, misdemeanors or similar offenses), court order, regulatory directive, or agreement;
(d)    material breach of the executive’s fiduciary duty to us; or
(e)    dishonorable or disruptive behavior that would be reasonably expected to harm us or bring disrepute to us, our business, or any of our customers, employees or vendors.

In general, the definition of “change of control” includes:

(a)    an acquisition by any person of beneficial ownership of 30% or more of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities;
(b)    incumbent members of our board of directors ceasing for any reason to constitute at least a majority of the board;
(c)    our consummation of a reorganization, merger or consolidation with or into another entity, unless our stockholders immediately prior to such transaction own at least a majority of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the surviving or acquiring entity resulting from the transaction;
(d)    our consummation of the sale or other disposition of all or substantially all of our assets; or
(e)    approval by the stockholders of our complete liquidation or dissolution.

COMPENSATION OF DIRECTORS

The following table presents the total compensation for each non-employee director who served as a member of our Board of Directors during 2016. In 2016, we did not pay any other compensation to the members of our Board of Directors.

Name	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Arnaud Ajdler	90,000	—	90,000
Jack D. Plating	—	90,111	90,111
Benjamin L. Rosenzweig	—	90,111	90,111
Robert Sheft	—	90,111	90,111
Ed Zschau	—	90,111	90,111

(a)
The amounts shown in these columns reflect the aggregate grant date fair value of stock awards and options granted to each director during 2016. This does not reflect amounts paid to or realized by the directors.  See Note 11 to our consolidated financial statements for the year ended December 31, 2016 for information on the assumptions used in accounting for equity awards.

Members of the Board of Directors are compensated entirely with equity awards.  At the start of each quarter, members of the Board of Directors, at their option, may elect to receive (1) stock options to purchase shares of common stock with a fair value equivalent to $22,500 (calculated using the Black-Scholes pricing model), (2) common stock with a grant date fair value of $22,500, (3) deferred stock units with a fair value equivalent to $22,500 or (4) any combination of options, stock and deferred stock units.  Upon the date of grant, the members of the Board of Directors are immediately vested in the stock options or stock.

As of December 31, 2016, our current non-employee directors had the following outstanding equity awards:

Name	Aggregate number of stock options	Aggregate number of deferred stock units
Arnaud Ajdler	—	32,343
Jack D. Plating	120,413	—
Benjamin L. Rosenzweig	196,054	—
Robert Sheft	196,054	—
Ed Zschau	211,054	—

CERTAIN TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee of the Board of Directors reviews periodically, but at least annually, a summary of our transactions with our directors and executive officers and with firms that employ directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  This list of transactions is compiled via questionnaires that are distributed annually to all our directors and officers and upon initial employment and/or election to the Board.  The Audit Committee has adopted a related person transaction approval policy, described on page 11, which sets forth guidelines for the review and approval of related party transactions.

Investor Rights Agreement

We entered into an investor rights agreement with A. Emmet Stephenson, Jr. that took effect on June 9, 2004 and terminates if Mr. Stephenson ceases to beneficially own at least 10% of our common stock. The agreement provides that, subject to the Board of Directors’ fiduciary duties under applicable law, we will nominate for election to our Board of Directors designees named by Mr. Stephenson representing (i) a number of directors equal to one less than a majority of the Board if there is an odd number of directors, or two less than a majority if there is an even number of directors, so long as Mr. Stephenson, together with members of his family, beneficially owns 30% or more of our outstanding common stock or (ii) one director, so long as Mr. Stephenson, together with members of his family, beneficially owns between 10% and 30% of our outstanding common stock. The agreement also required that we amend Article II, Section 6 of our Bylaws to provide that a holder of 10% or more of our outstanding common stock is entitled to call a special stockholders meeting. The investor rights agreement provides that so long as Mr. Stephenson, together with members of his family, beneficially owns 10% or more of our outstanding common stock, Article II, Section 6 of the Bylaws, as amended, may not be further amended by our Board of Directors without Mr. Stephenson’s consent.

On February 1, 2014, we entered into an amendment to the investor rights agreement removing the inclusion of shares of common stock held by members of Mr. Stephenson’s family in determining beneficial ownership. Mr. Stephenson owned approximately 18.4% of our outstanding common stock as of March 13, 2017.  Accordingly, Mr. Stephenson currently has the right to elect one director; however, none of the nominees named in Proposal 1 were nominated by Mr. Stephenson.
Mr. Stephenson’s nominees under these provisions need not be independent or meet other specific criteria, so long as a majority of the members of our Board are independent under the rules of the SEC and the NYSE.

The rights provided to Mr. Stephenson in the investor rights agreement may not be transferred to any third party other than to Mrs. Stephenson, upon the death or incompetence of Mr. Stephenson and to her estate, upon the subsequent death or incompetence of Mrs. Stephenson. Mr. Stephenson does not have the right to vote shares of stock held by other members of the Stephenson family.

Settlement and Standstill Agreement with Privet and A. Emmet Stephenson, Jr.

On May 5, 2011, the Company entered into a Settlement and Standstill Agreement with Privet Fund LP, Privet Fund Management LLC, Ryan Levenson, Ben Rosenzweig, A. Emmett Stephenson, Jr. and Toni E. Stephenson pursuant to which Mr. Rosenzweig and Mr. Sheft were appointed to our Board. Pursuant to the agreement, Privet Fund LP, Privet Fund Management LLC, Mr. Levenson and Mr. Rosenzweig agree that neither they, nor any of their respective affiliates will, while Messrs. Rosenzweig and Sheft serve on the Board, engage in, among other things, any proxy solicitation with respect to the securities of the Company or any tender offer, business combination or restructuring with respect to the Company, and will not to seek to place a representative on the Board, seek the removal of any member of the Board or change the size or composition of the Board.

Nomination and Standstill Agreement with Engine Capital

On March 19, 2015, the Company entered into a Nomination and Standstill Agreement with Engine Capital, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Investments, LLC, Engine Capital Management, LLC and Arnaud Ajdler (the “Engine Capital Group”) pursuant to which the Company agreed to nominate Mr. Ajdler to the Board at the 2015 Annual Meeting. The Company agreed to use the same solicitation efforts on behalf of Mr. Ajdler as for all other nominees. Under the agreement, if at any time, the Engine Capital group ceases to own at least 3% of the common stock of the Company (other than as a result of dilutive issuances by the Company), Mr. Ajdler will promptly resign from the Board. While serving on the Board, Mr. Ajdler agrees to be bound by all policies, codes and guidelines (including the Company’s insider trading policy) applicable to directors of the Company. Pursuant to the agreement, the Engine Capital Group agreed that neither they, nor any of their respective affiliates will, until Mr. Ajdler ceases to serve as a director on the Board, engage in, among other things, any proxy solicitation with respect to the securities of the Company or any tender offer, business combination or restructuring with respect to the Company, and will not seek to place a representative on the Board, seek the removal of any member of the Board or change the size or composition of the Board.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
EKS&H LLLP served as our independent registered public accounting firm for the year ended December 31, 2016. We anticipate that a representative of EKS&H LLLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions. The Audit Committee and the Board of Directors has appointed EKS&H LLLP to serve as our independent registered public accounting firm for the year ending December 31, 2017.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for services rendered by EKS&H LLLP during the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Audit fees (a)	$279,430	$344,637
Audit related fees (b)	74,447	148,075
Tax fees (c)	34,300	—
All other fees	—	76,784
Total	$388,177	$569,496

(a)	Audit fees for services consisted of audits of our annual financial statements and internal controls over financial reporting and reviews of our Quarterly Reports on Form 10-Q.

(b)	Audit-related fees for 2016 consisted of services related to our SOC 2 audit.

(c)	Tax fees for 2016 consisted of services related to review of U.S. Federal and state tax returns, review of non-US tax returns, and certain other tax related services in foreign countries.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all services provided by our independent registered public accounting firm, including audit engagement fees and terms and non-audit services provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in the Exchange Act), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Audit Committee has determined that the non-audit services provided by EKS&H LLLP were compatible with maintaining the firms’ independence.

The Audit Committee and the Board of Directors unanimously recommend that our stockholders vote “FOR” ratification of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2017.

 AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 with management, which review included a discussion of the application of generally accepted accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the application of generally accepted accounting principles and such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Public Company Accounting Oversight Board standards.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm its independence.  In addition, the Audit Committee has considered the effect that all other fees paid to the independent registered public accounting firm may have on its independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.  The Audit Committee held five meetings during 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

By the Audit Committee:
Mr. Benjamin L. Rosenzweig, Chairman
Mr. Jack D. Plating
Dr. Ed Zschau

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Exchange Act, our stockholders have an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2016 executive compensation programs and policies and the compensation paid to our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our compensation program, including our executive compensation program are to:

•	attract, motivate, and retain superior talent;

•	ensure that compensation is commensurate with our overall performance and increases to stockholder value over the long term; and

•	ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to our named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders, and is consistent with our commitment to high standards of corporate governance.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the executive compensation of our named executive officers as disclosed in this Proxy Statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and the Compensation Committee will consider them in making future decisions about executive compensation arrangements.

PROPOSAL 4.

ADVISORY VOTE ON THE FREQUENCY
OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

.
The Dodd-Frank Act also enables our stockholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, our board of directors believes that conducting the advisory vote on executive compensation once every one year is appropriate at this time.

The board of directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the board of directors may decide that it is in the best interests of StarTek and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

Our board of directors unanimously recommends that our stockholders vote for the approval of an advisory vote on the compensation of our named executive officers every one year.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2018 Annual Meeting of Stockholders must be received at our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, Attention of the Secretary, no later than the close of business on November 29, 2017, for inclusion in our proxy statement relating to the 2018 Annual Meeting. Under our Bylaws, the Secretary must receive notice at our executive offices between January 10, 2018 and March 11, 2018 of any matters to be proposed by a stockholder at the 2018 Annual Meeting in order for such matters to be properly considered at the meeting. However, if the date of the 2018 Annual Meeting is a date that is more than 30 days before or after May 10, 2018, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and no later than the close of business on the later of the 60th day prior to the 2018 Annual Meeting or if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which public announcement of the 2018 Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Our Board of Directors believes that it is important for current and potential stockholders and other interested parties to have a process to send communications to the Board. Accordingly, stockholders and other interested parties desiring to send a communication to the Board of Directors, or to a specific director, may do so by sending a letter to our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, Attention of the Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as either a stockholder or non-stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications, make copies, and then circulate them to the appropriate director or directors. Letters directed to our “independent directors” or “outside directors” will be delivered to Dr. Zschau, our independent Chairman of the Board.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2016, about our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	2,497,198	$4.61	423,818
Equity compensation plans not approved by stockholders	—	—	—
Total	2,497,198	$4.61	423,818

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our outstanding common stock (collectively, “Insiders”) to file reports with the SEC disclosing direct and indirect ownership of our common stock and changes in such ownership. The rules of the SEC require Insiders to provide us with copies of all Section 16(a) reports filed with the SEC. Based solely upon a review of copies of Section 16(a) reports received by us, and written representations that no additional reports were required to be filed with the SEC, we believe that our Insiders have timely filed all Section 16(a) reports during the 2016 fiscal year.

MISCELLANEOUS

Our Annual Report to Stockholders for the year ended December 31, 2016, will be made available with this Proxy Statement to stockholders of record as of March 13, 2017. The Annual Report to Stockholders for the year ended December 31, 2016, does not constitute a part of the proxy soliciting materials.

Our Board of Directors and management team are not aware of any other business that may come before the Annual Meeting.  However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer